UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2015, Applied Optoelectronics, Inc. (the "Company"), entered into with East West Bank and Comerica Bank (collectively, the "Lenders") a credit agreement, a second lien deed of trust, multiple security agreements and promissory notes (collectively, the "Loan Agreements") evidencing (a) two revolving credit facilities, (herein referred to as the “Revolving Facility A” and “Revolving Facility B”) and (b) a term loan (collectively, the "Credit Facilities"). The Credit Facilities provide that the Company may (a) from time to time prior to June 30, 2018, borrow, pay back and re-borrow up to an aggregate amount of $25 million and (b) borrow $10 million under the term loan facility.

The Company is required to repay all outstanding principal plus all accrued unpaid interest on or prior to June 30, 2018 for the revolving facilities and June 30, 2020 for the term loan facility. In addition, the Company will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 31, 2015, with all subsequent interest payments to be due on the same day of each month thereafter. The Company may pay without penalty all or a portion of the amount owed earlier than due.

Under the Loan Agreements, the Credit Facilities bear interest at an annual rate based on the London Interbank Offered Rate (LIBOR) for deposits in U.S. Dollars plus: (i) Revolving Facility A + 2.75%, (ii) Revolving Facility B + 3.00%, and (iii) Term Loan + 2.75%.

The Company's obligations under the Loan Agreements will be secured by substantially all of the Company's tangible and intangible property, including but not limited to the Company's inventory, accounts, instruments, equipment and a second lien on its new Houston facility under construction, but excluding such items that are located at and used by the Company's Taiwan branch.

The Loan Agreements shall be subject to customary financial covenants, including the maintenance of a minimum current ratio, measured on a quarterly basis, of 1.25 to 1.00, and minimum consolidated adjusted annual EBITDA, measured quarterly on a rolling-4-quarter basis, of greater than or equal to: (a) $11 million for each reporting period ending January 1, 2015 through December 31, 2015, (b) $12.5 million for reporting period ending January 1, 2016 through December 31, 2017 and (c) $12.5 million or as otherwise determined by the Lenders thereafter. The covenant levels for reporting period ending after December 31, 2017 and thereafter are to be reset annually based on Company projections. The Loan Agreements also requires the Company to maintain a consolidated leverage ratio not to exceed: (i) 5.00 to 1.00, at the end of any fiscal quarter ending on or after January 1, 2015 and on or before December 31, 2017, (ii) 4.50 to 1.00, at the end of any fiscal quarter ending on or after January 1, 2018 and on or before December 31, 2019, and (iii) 4.00 to 1:00, at the end of any fiscal quarter thereafter.

The Loan Agreements contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of certain covenants, defective collateralization, inaccuracy of representations and warranties, and insolvency events. The Credit Facilities are also cross-defaulted with the Company's construction loan from East West Bank on its new Houston facility. The occurrence of an event of default will increase the applicable rate of interest by 5.00% and could result in the acceleration of the Company's obligations under the Loan Agreements.

The foregoing description of the Loan Agreements does not purport to be a complete statement of the parties' rights and obligations under the Loan Agreements and is qualified in its entirety by reference to the full text of the Loan Agreements, copies of which are attached as Exhibit 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, and 10.7 to this Current Report on Form 8-K and incorporated by reference herein.

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Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Loan Agreements described in Item 1.01 of this report, the Company, on June 30, 2015, terminated its existing $15 million Revolving Credit Agreement with East West Bank which was originally executed on July 18, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreements is incorporated by reference herein and made a part hereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement, dated June 30, 2015, between Applied Optoelectronics, Inc. and Lenders.

10.2 Security Agreement, dated June 30, 2015, between Applied Optoelectronics, Inc. and Lenders.

10.3 Patent Security Agreement, dated June 30, 2015, between Applied Optoelectronics, Inc. and Lenders.

10.4 Trademark Security Agreement, dated June 30, 2015, between Applied Optoelectronics, Inc. and Lenders.

10.5 East West Bank Promissory Note, dated June 30, 2015, between Applied Optoelectronics, Inc. and East West Bank.

10.6 Comerica Bank Promissory Note, dated June 30, 2015, between Applied Optoelectronics, Inc. and Comerica Bank.

10.7 2nd Lien Construction Deed of Trust, dated June 30, 2015, between Applied Optoelectronics, Inc. and Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2015	APPLIED OPTOELECTRONICS, INC.

	By:	/s/ David C. Kuo
	Name	David C. Kuo,
	Title:	General Counsel and Vice President

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